SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
BETWEEN
ASSOCIATED ESTATES REALTY CORPORATION
AND
JEFFREY I. FRIEDMAN

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Employment Agreement”) is entered into as of the 31st day of December, 2012, between ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation (the “Company”), and JEFFREY I. FRIEDMAN (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of November 10, 1993 (the “Original Employment Agreement”); and
WHEREAS, the Company and the Executive amended and restated the Original Employment Agreement effective as of January 1, 1996 (the “Amended Employment Agreement”); and
WHEREAS, the Company and the Executive desire to amend and restate the Amended Employment Agreement;
NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree that the Amended Employment Agreement is hereby amended and restated in full to read as follows, effective January 1, 2013:
1.Employment.
(a)The Company hereby continues to employ the Executive as its Chairman, President and Chief Executive Officer and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.
(b)During the term of this Employment Agreement, the Executive shall be and have the title of Chairman, President and Chief Executive Officer and shall devote his entire business time and all reasonable efforts to his employment and perform and discharge well and faithfully any management and other duties consistent with the position of Chairman, President and Chief Executive Officer as may be assigned to the Executive by the Board of Directors of the Company (the “Board”), which duties shall be consistent with his title and position as set forth above and as provided in Paragraph 2.
2.Term and Positions.
(a)The term of this Employment Agreement shall begin on January 1, 2013 and shall continue to and including December 31, 2017, unless this Employment Agreement is terminated earlier as provided in Paragraph 2(c), Paragraph 4(c), Paragraph 5(c) or Paragraph 6 hereof.
(b)The Executive shall be entitled to serve as the Chairman, President and Chief Executive Officer of the Company. Without limiting the generality of any of the foregoing, except as hereafter expressly agreed in writing by the Executive: (i) the Executive shall not be required to report to any single individual and shall report only to the Board as an entire body, (ii) no other individual shall be elected or appointed as Chairman, President or Chief Executive Officer of the Company, (iii) unless otherwise directed by the Executive, the Vice-Presidents and other executive officers of the Company shall report to no individual other than the Executive, and (iv) no individual or group of individuals (including a committee established or other designee appointed by the Board) shall have any authority over or equal to the authority of the Executive in his role as Chairman, President or Chief Executive Officer, and neither the Company, the Board, nor any member of the Board shall take any action which will or could have the effect of, or appear to have the effect of, giving such authority to any such individual or group. For service as a director, officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Second Amended and Restated Articles of Incorporation and the Amended and Restated Code of Regulations of the Company, as the same may be amended from time to time.
(c)If:
(i)the Company materially changes the Executive's duties and responsibilities as set forth in Paragraphs 1(b) and 2(b) without his consent (including, without limitation, by violating any of the provisions of clauses (i), (ii), (iii) and (iv) of Paragraph 2(b));
(ii)the Executive's place of employment or the principal executive offices of the Company are located more than fifty (50) miles from the geographical center of Cleveland, Ohio;
(iii)there occurs a material breach by the Company of any of its obligations under this Employment Agreement; or
(iv)the Executive is not elected to the Board at any annual meeting of the Company's shareholders;
then in any such event the Executive shall have the right to terminate his employment with the Company, and such termination shall be considered a termination by the Executive for “good reason” for purposes of this Employment Agreement; provided, however that the Executive may not terminate his employment for “good reason” pursuant to paragraph 2(c)(i) or 2(c)(iii) unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for “good reason” within ninety (90) days of the existence of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice was provided to cure such circumstances.
3.Compensation.
During the term of this Employment Agreement the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Paragraph 3.

(a)The Company shall pay to the Executive a base salary payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) of Five Hundred Thousand Dollars ($500,000) per annum, to be increased (but not decreased) from time to time as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”).
(b)The Company shall pay to the Executive bonus compensation for each calendar year not later than two and one-half (2-1/2) months following the end of the applicable calendar year, in such amounts and on such terms and conditions as determined by the Board or the Compensation Committee.
(c)The Company shall provide to the Executive such life, medical, hospitalization and dental insurance for himself, his spouse and eligible family members as may be available to other executive officers of the Company or as may be determined by the Board or the Compensation Committee from time to time.
(d)The Executive shall participate in all retirement and other benefit plans of the Company currently available to the Executive or generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive's right and benefits thereunder except as expressly provided herein) or as may be determined by the Board or the Compensation Committee from time to time.
(e)The Executive shall be entitled to such periods of vacation and sick leave allowance each year that are (i) at least as favorable as such periods provided to other senior executive officers, as distinguished from general management, of the Company; and (ii) consistent with performance of his duties under this Agreement.
(f)The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan and any award agreements thereunder. Equity or other benefit plan awards shall be granted in such amounts and on such terms and conditions as determined by the Board or the Compensation Committee.
(g)The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business. Any such reimbursement shall be made no later than the last day of the Executive's taxable year following the taxable year in which the Executive incurred the respective expenses. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.
(h)The Company shall make available to the Executive the services of an employee, who is acceptable to the Executive, to provide bookkeeping and related administrative services to the Executive, which may be unrelated to the business of the Company and the performance of the Executive's duties hereunder.
4.Payment following Death or Separation from Service due to Permanent Disability.
(a)In the event of the Executive's death or Separation from Service following his “permanent disability” (as hereinafter defined) during the term of this Employment Agreement, the Company shall pay to the Executive (or his successors and assigns in the event of his death) (i) an amount equal to three (3) times the sum of (A) the Executive's annual base salary in effect at the date of such death or disability and (B) an amount equal to the average of the annual bonus compensation paid to the Executive for each of the three years preceding the date of such death or disability, (ii) a pro rata portion of any annual bonus applicable to the calendar year in which such death or disability occurs, as such bonus is determined under Paragraph 3(b) hereunder, payable after the end of the applicable performance period based on actual performance and otherwise as provided under the terms and conditions of such bonus, and (iii) any other unpaid salary and benefits accrued and earned by him hereunder up to and including the effective date of such death or disability.
(b)The benefits to be paid pursuant to clauses (i) and (iii) of Paragraph 4(a) shall be paid within ninety (90) days after the date of death or Separation from Service following permanent disability, as the case may be, provided that the Executive shall not have the right to designate the taxable year in which such payment is made.
(c)In the event of the Executive's death or permanent disability, the Executive's employment hereunder shall terminate and, except as otherwise provided in Paragraphs 3(d) and 4(a) or otherwise provided pursuant to the terms of any equity plan or award agreement or other employee benefit plan, the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement (including, but not limited to, any compensation or benefits payable under Paragraphs 5, 6 or 7 hereof).
(d)For purposes of this Employment Agreement, the Executive's “permanent disability” shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Employment Agreement. The date of permanent disability shall be such one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive's permanent disability from the other, disputes that the Executive's permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

5.Retirement.
(a)If the Executive resigns (not including a termination by the Executive for “good reason”) or retires, the Company shall pay to the Executive (i) a pro rata portion of any annual bonus applicable to the calendar year in which such resignation or retirement occurs, as such bonus is determined under Paragraph 3(b) hereunder, payable no later than two and one-half months after the end of the applicable performance calendar year based on actual performance and otherwise as provided under the terms and conditions of such bonus, and (ii) any other unpaid salary or benefits accrued and earned by him hereunder up to and including the effective date of such resignation or retirement. In addition, any equity or other employee benefit plan award granted after the date hereof and outstanding at the time of Executive's retirement at or after the age of 65 that is subject to time-based vesting conditions shall continue to vest following such retirement (so long as such retirement occurs at least six (6) months after the grant date of such award) according to the award's regular vesting schedule and any equity or other employee benefit plan award outstanding at the time of Executive's retirement at or after the age of 65 that is subject to performance-based vesting conditions shall remain eligible for continued vesting following such retirement (so long as such retirement occurs at least six (6) months after the grant date of such award) according to the award's regular vesting schedule based on the Company's actual performance. Except as may otherwise be required under Paragraph 10 of this Employment Agreement, Executive's retirement shall not affect the timing of the payment or distribution of any equity or employee benefit plan award.
(b)Without otherwise limiting the discretion of the Board and the Compensation Committee to determine the amounts and terms of awards pursuant to equity and other employee benefit plans and Paragraph 3(f) hereof, with respect to any equity or other employee benefit plan awards granted to the Executive prior to his attainment of the age of 65, the Board and the Compensation Committee shall not limit, prorate or otherwise adversely alter the terms of any long-term incentive awards that would otherwise be granted to the Executive due to the provisions of Paragraph 5(a) providing for continued vesting of such awards following the Executive's retirement at or after age 65. Furthermore, without limiting the discretion of the Board or the Committee to determine the amount and form of equity awards, in making equity awards to Executive that may vest post-retirement, the Board and the Committee shall consider whether restricted stock units, performance units or other forms of equity awards would provide a more tax efficient incentive to Executive than a grant of restricted stock, and may grant Executive a form of award that is different from the form of award granted to other senior executives.
(c)In the event of the Executive's retirement, the Executive's employment hereunder shall terminate and, except as otherwise provided in Paragraphs 3(d), 5(a) and 7, the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement.
6.Termination.
(a)The employment of the Executive under this Employment Agreement, and the term hereof, may be terminated by the Company:

(i)for “cause” at any time by action of the Board; or
(ii)“without cause” at any time by action of the Board.
For purposes hereof, the term “cause” shall mean:
(A)The Executive's fraud, commission of a felony or of an act or series of acts which result in material injury to the business reputation of the Company, commission of an act or series of repeated acts of dishonesty which are materially inimical to the best interests of the Company, or the Executive's willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within fifteen (15) days after the Company gives notice thereof to the Executive; or
(B)The Executive's material breach of any material provision of this Employment Agreement, which breach has not been cured in all substantial respects within ten (10) days after the Company gives notice thereof to the Executive.
For purposes hereof, the term “without cause” shall mean a termination of the Executive's employment for any reason other than (i) by the Company for cause, as defined in Paragraph 6; (ii) on account of death or Executive's permanent disability, as defined in Paragraph 4; or (iii) Executive's resignation or retirement.
The exercise by the Company of its rights of termination under this Paragraph 6 shall be the Company's sole remedy in the event of the occurrence of the event as a result of which such right to terminate arises. Upon any termination of this Employment Agreement pursuant to this Paragraph 6, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company and any of its subsidiaries and affiliated entities.
(b)In the event of a termination claimed by the Company to be for “cause” pursuant to Paragraph 6(a)(i), the Executive shall have the right to have the justification for said termination determined by arbitration in Cleveland, Ohio. In order to exercise such right, the Executive shall serve on the Company within thirty (30) days after termination a written request for arbitration. The Company immediately shall request the appointment of a single arbitrator by the American Arbitration Association and thereafter the question of “cause” shall be determined under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding on both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, the Executive shall continue to receive all compensation and benefits to which he is entitled hereunder, and if at any time during the pendency of such arbitration the Company fails to pay and provide all compensation and benefits to the Executive in a timely manner the Company shall be deemed to have automatically waived whatever rights it then may have had to terminate the Executive's employment for “cause.” Expenses of the arbitration shall be borne equally by the parties.
(c)In the event of termination of the Executive by the Company for “cause” pursuant to subparagraph (a)(i) of this Paragraph 6, except as otherwise provided in Paragraph 3(d) or otherwise provided pursuant to the terms of any equity plan or award agreement or other employee benefit plan, the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.
(d)In the event of termination of the Executive by the Company “without cause” pursuant to subparagraph (a)(ii) of this Paragraph 6 or a termination by the Executive for “good reason” pursuant to Paragraph 2(c), the Executive shall be entitled to (i) severance pay in a lump sum equal to three (3) times the sum of (A) the Executive's annual base salary in effect at the date of such termination and (B) an amount equal to the average of the annual bonus compensation paid to the Executive for each of the three years preceding the date of such termination, (ii) a pro rata portion of any annual bonus applicable to the calendar year in which such termination occurs, as such bonus is determined under Paragraph 3(b) hereunder, payable no later than two and one-half months after the end of any applicable performance calendar year based on actual performance and otherwise as provided under the terms and conditions of such bonus, and (iii) any other unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination. In addition, any equity or other employee benefit plan award outstanding at the time of a termination “without cause” or for “good reason” that is subject to time-based vesting conditions shall continue to vest following such termination according to the award's regular vesting schedule and any equity or other employee benefit plan award outstanding at the time of such termination that is subject to performance-based vesting conditions shall remain eligible for continued vesting following such termination according to the award's regular vesting schedule based on the Company's actual performance; provided, however, that, in the event of a termination “without cause” or for “good reason” upon or at any time after the occurrence of a “change in control,” any equity or other employee benefit plan award that is outstanding at the time of such termination (whether subject to time-based vesting conditions or performance-based vesting conditions) shall become vested in full immediately prior to such termination.
“Change in control” shall mean any of the following events occurring after the date of this Agreement:
(i)any person or group of commonly controlled persons owns or controls, directly or indirectly, more than fifty percent (50%) of the voting control or value of the capital stock of the Company;
(ii)any person or group of commonly controlled persons owning less than five percent (5%) of the voting control or value of the capital on the date of this Agreement owns or controls, directly or indirectly, more than twenty percent (20%) of the voting control or value of the capital stock of the Company; or
(iii)the shareholders of the Company approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more of the voting control or value of the capital stock of the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company's business.
(e)    Except as may otherwise be required under Paragraph 10 of this Employment Agreement (i) any lump sum payment under Paragraph (d)(i) shall be made within ninety (90) days following the Executive's termination, provided that the Executive shall not have the right to designate the taxable year in which such payment is made, and (ii) the vesting of any equity or employee benefit plan award pursuant to Paragraph (d) above shall not affect the timing of the payment or distribution of any such equity or employee benefit plan award.
7.Provision of Office Space.
(a)    Following the Executive's Separation from Service due to resignation or retirement under Paragraph 5, termination of the Executive by the Company “without cause” pursuant to subparagraph (a)(ii) of Paragraph 6, or termination by the Executive for “good reason” pursuant to Paragraph 2(c) and continuing until the earliest of (A) the Executive's death, (B) the date, if ever, on which the Executive begins full time employment with another employer, or (C) the fifth anniversary of the Executive's Separation from Service, the Company shall provide to the Executive at no cost to the Executive, office space at a location (other than the executive offices of the Company) suitable to the Executive's status as the former Chief Executive Officer of the Company, a full-time secretary and other customary office support functions.
(b)    Notwithstanding the foregoing provisions of Paragraph 7(a) above, in the event that (i) the provision of office space and support services constitutes “deferred compensation” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder and (ii) Executive is a “specified employee” subject to Paragraph 10(b) of this Agreement, no such office space and support services will be provided by the Company during the six month period commencing on the Executive's Separation from Service with the Company. In such instance, the Executive will be reimbursed for such expenses the Executive actually incurs analogous to those provided to be provided under Paragraph 7(a) on his own behalf. Such reimbursement shall occur on the first (1st) day of the seventh (7th) month following the Executive's Separation from Service.
(c)    The office space and support services provided under this Paragraph 7 shall be subject to the following limitations:

(i)    The amount provided as an in-kind benefit or reimbursed during any taxable year shall not affect the in-kind benefits to be provided (or the amounts eligible for reimbursement) in any other taxable year.
(ii)    The right to in-kind benefits or reimbursements under this Section 7 shall not be subject to liquidation or exchange or any other benefit.
8.Covenants and Confidential Information.
(a)The Executive acknowledges the Company's reliance and expectation of the Executive's continued commitment to performance of his duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company, during the term of this Employment Agreement and for a period of three (3) years thereafter (and, as to clause (ii) of this subparagraph (a), at any time during and after the term of this Employment Agreement), the Executive shall not, directly or indirectly, do either of the following:
(i)Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing multifamily properties in any geographic region in which the Company, at the time of Executive's termination, operates its business; provided, however, that the ownership of (A) not more than one percent (1%) of any class of publicly traded securities of any entity or (B) any interest disclosed in the Company's Registration Statement on Form S-11 filed on September 2, 1993 shall not be deemed a violation of this covenant; or
(ii)Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company's operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (C) was not acquired by the Executive in connection with his employment or affiliation with the Company, (D) was not acquired by the Executive from the Company or its representatives, or (E) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

(b)The Executive agrees and understands that the remedy at law for any breach by him of this Paragraph 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this Paragraph 7, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 7 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Paragraph 7 which may be pursued or availed of by the Company.
(c)The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 7, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.
9.Section 4999 Excise Tax.
(a)Notwithstanding any contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under this Employment Agreement, either alone or together with other payments and benefits that the Executive receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce the Executive's payments and benefits payable under this Employment Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the Executive under this Employment Agreement, plus (ii) all other payments and benefits which the Executive receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under this Employment Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Employment Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The parachute payments reduced shall be those that provide the Executive the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata; provided, however, that the Executive may elect to have the noncash payments and benefits due the Executive reduced (or eliminated) prior to any reduction of the cash payments due under this Employment Agreement.
(b)All determinations required to be made under this Paragraph 9 shall be made by tax counsel reasonably acceptable to the Executive and the Company or any other third party acceptable to the Executive and the Company (the “Tax Counsel”). The Tax Counsel shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Tax Counsel shall be borne solely by the Company. Absent manifest error, any determination by the Tax Counsel shall be binding upon the Company and the Executive.
(c)For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of Tax Counsel, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any noncash benefit or any deferred payment or benefit included in the payments shall be determined by the Tax Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
10.Section 409A Compliance.
(a)    This Employment Agreement is intended to comply with the provisions of Section 409A of the Code and the rulings and regulations promulgated thereunder (collectively “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision in the Employment Agreement, payments provided hereunder may only be made upon an event or in a manner which complies with Section 409A or an applicable exemption. Any payment under this Employment Agreement which may be excluded from Section 409A either as a short-term deferral or as separation pay due to involuntary Separation from Service shall be excluded from Section 409A to the maximum possible extent. For purposes of Section 409A each installment payment provided under this Employment Agreement shall be treated as a separate payment. Any payments made under this Employment Agreement upon a termination employment (including a retirement pursuant to Paragraph 5) shall only be made upon a “Separation from Service” under Section 409A.
(b)    Notwithstanding any other provisions of this Employment Agreement, if any payment or benefit provided to the Executive in connection with his Separation from Service is determined to be “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be paid until the first day of the seventh (7th) month following the Executive's Separation from Service. The aggregate of any payments that would otherwise have been paid to the Executive before such date shall be paid to the Executive in a lump sum and any remaining payments due thereafter shall be paid to the Executive in accordance with their original schedule.
(c)     In the event that the Company determines in good faith that any provision of this Employment Agreement fails to satisfy the provisions of Section 409A, to the extent permissible such provision shall be reformed so as to comply with Section 409A and to preserve as closely as possible the intention of the Company and the Executive in entering this Employment Agreement. The Company will discuss with the Executive in good faith any amendment (consistent with the prior sentence) to this Employment Agreement to comply with Section 409A in the event it is later determined that any provision herein causes this Employment Agreement not to comply with Section 409A of the Code; provided that, in the event that the Company determines that it is not feasible to so reform a provision of this Employment Agreement as it applies to a payment or benefit due to the Executive or his beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.
11.Representations and Warranties of the Company.
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to enter into, execute and deliver this Employment Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby.
(b)The execution and delivery of, performance of obligations under, and consummation of the transactions contemplated by, this Employment Agreement have been duly authorized and approved by all requisite corporate action by or in respect of the Company, and this Employment Agreement constitutes the legally valid and binding obligation of the Company, enforceable by the Executive in accordance with its terms.
(c)No provision of the Company's governing documents or any agreement to which it is a party or by which it is bound or of any material law or regulation of the kind usually applicable and binding upon the Company prohibits or limits its ability to enter into, execute and deliver this Employment Agreement, fulfill its respective obligations hereunder and consummate the transactions contemplated hereby.
12.Miscellaneous.
(a)The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.
(b)The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(c)The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns.
(d)Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Cleveland, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 10(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of his covenants contained in Paragraph 10 hereof.
(e)Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to its principal place of business, attention: General Counsel, and if mailed to the Executive, shall be addressed to him at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other.
(f)The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.
(g)This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
(h)This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.
(i)Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.
(j)    Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

IN WITNESS WHEREOF, the parties have executed this amended and restated Employment Agreement on the day and year first set forth above.

ASSOCIATED ESTATES REALTY
CORPORATION, an Ohio corporation

By:	/s/ Richard T. Schwarz
Richard T. Schwarz
Director and Chair of Executive
Compensation Committee

By:	/s/ Jeffrey I. Friedman
Jeffrey I. Friedman